Exhibit 99.1

News Release	Marshall & Ilsley Corporation 770 North Water Street Milwaukee, WI 53202 414 765-7700 Main 414 298-2921 Fax mibank.com

For Release:	Immediately
Contact:	Greg Smith, senior vice president, chief financial officer 414 765-7727
Dave Urban, vice president, director of investor relations 414 765-7853

MARSHALL & ILSLEY CORPORATION REPORTS 2009 FIRST QUARTER RESULTS

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Net loss of $0.44 per share for 2009 first quarter.

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Financial results included one-time tax benefit of $51 million or $0.19 per share and dividends paid to U.S. Treasury under Capital Purchase Program of $25 million or $0.09 per share.

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Aggressively addressed credit issues by writing down problem credits and strengthening balance sheet.

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Loan loss provision of $478 million, $150 million in excess of net charge-offs.

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Allowance to loans ratio boosted to 2.75 percent, up 34 basis points from the prior quarter.

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Reduced construction and development exposure to 16.8 percent of total loans.

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Maintained strong expense discipline with adjusted efficiency ratio of 52.1 percent.

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Posted solid tangible common equity ratio of 6.4 percent.

Milwaukee, Wis. – April 23, 2009 – Marshall & Ilsley Corporation (NYSE: MI) (M&I) today reported a 2009 first quarter net loss of $116.9 million, or $0.44 per share, as compared to net income of $146.2 million, or $0.56 per share, in the first quarter of 2008.

“M&I remains well positioned to continue supporting our customers and prospects as they address the current economic environment,” said Mark Furlong, president and CEO, Marshall & Ilsley Corporation. "Our first quarter results reflect the extent to which the current recession, and particularly the housing slowdown, continues to impact our Company. Although these are disappointing results, our excess capital, strong liquidity position, and high levels of reserves will keep us ahead of the industry’s challenges.”

Loan and Deposit Growth

M&I’s average loans and leases totaled $49.8 billion for the first quarter of 2009, increasing $1.2 billion or 2.5 percent compared to the first quarter of 2008. When adjusted for the targeted reduction in the Corporation’s construction and development portfolio, loan growth was $3.1 billion or 8 percent versus the same period last year. The Corporation’s average deposits totaled $39.7 billion for the first quarter of 2009, rising $1.9 billion or 5 percent versus the first quarter of 2008.

Net Interest Income

The Corporation’s net interest income (FTE) was $408.8 million for the first quarter of 2009, down $28.7 million or 7 percent compared to the first quarter of 2008. The net interest margin was 2.82 percent, down 27 basis points from the same period last year. The margin contraction was primarily caused by the recent decline in short term interest rates.

Asset Quality

M&I’s construction and development portfolio continued to experience deterioration in the estimated collateral values and repayment abilities of some of the Corporation’s customers, particularly among small and mid-sized local residential developers. M&I’s provision for loan and lease losses was $478 million in the first quarter of 2009. Net charge-offs for the period were $328 million. At March 31, 2009 and 2008, the allowance for loan and lease losses was 2.75 percent and 1.10 percent, respectively, of total loans and leases. Non-performing loans and leases were 5.15 percent of total loans and leases at March 31, 2009, compared to 3.62 percent at December 31, 2008. Renegotiated loans were $446 million in the first quarter of 2009—up $176 million from the prior quarter. M&I’s homeowner assistance program, which included a 90-day foreclosure moratorium on all owner-occupied residential loans, contributed to the higher level of renegotiated loans. Nonaccrual loans and leases were 4.21 percent of total loans and leases at March 31, 2009, compared to 3.05 percent at December 31, 2008.

Non-Interest Income

The Corporation’s non-interest income was $176.7 million for the first quarter of 2009, down $7.6 million or 4 percent over the first quarter of 2008 when adjusted for the gain on the redemption of VISA shares in the same period last year. Wealth Management revenue was $62.7 million for the current quarter, falling $9.2 million or 13 percent over the first quarter of 2008. The decline was primarily driven by volatility in the equity markets during the quarter. Assets under Management and Assets under Administration were $29.7 billion and $101.5 billion, respectively, at March 31, 2009, compared to $25.8 billion and $105.4 billion, respectively, at March 31, 2008.

Non-Interest Expense

M&I’s non-interest expense was $345.5 million for the first quarter of 2009, down $57.3 million or 14 percent from the fourth quarter of 2008 (excluding the $1,535.1 million goodwill impairment charge). This decline reflected the benefit of the Corporation’s recent expense initiatives.  Non-interest expense increased $17.5 million or 5 percent over the first quarter of 2008 when adjusted for the reversal of VISA-related litigation accruals in the same period last year. The Corporation’s salaries and employee benefits expense was $155.2 million for the first quarter of 2009, a decrease of $19.5 million or 11 percent from the same period last year. After adjusting for certain net credit-related expenses, M&I’s efficiency ratio was 52.1 percent in the current quarter.

Income Taxes

During the first quarter of 2009, the Corporation recognized a one-time tax benefit of $51 million or $0.19 per share.

Balance Sheet and Capital Management

The Corporation’s consolidated assets and total equity were $61.8 billion and $6.3 billion, respectively, at March 31, 2009, compared to $63.4 billion and $7.0 billion, respectively, at March 31, 2008. There were 265.7 million common shares outstanding at March 31, 2009, compared to 259.1 million outstanding at March 31, 2008. In the first quarter of 2009, M&I paid $24.9 million or $0.09 per share for dividends on the Corporation’s Senior Preferred Stock, Series B, owned by the U.S. Treasury under the Capital Purchase Program. M&I’s tangible common equity ratio was 6.4 percent at March 31, 2009.

Conference Call

Marshall & Ilsley Corporation will hold a conference call at 11:00 a.m. (Central Daylight Time) Thursday, April 23, regarding first quarter results. For those interested in listening, please call

1-888-711-1825 and ask for M&I’s quarterly results conference call. If you are unable to join us at this time, a replay of the call will be available beginning at 2:30 p.m. on April 23 and will run through 5:00 p.m. May 14, by calling 1-800-642-1687 and entering pass code 897 29 675. Supplemental financial information referenced in the conference call can be found at www.micorp.com, Investor Relations, after 8:00 a.m. on April 23.

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About Marshall & Ilsley Corporation

Marshall & Ilsley Corporation (NYSE: MI) is a diversified financial services corporation headquartered in Milwaukee, Wis., with $61.8 billion in assets. Founded in 1847, M&I Marshall & Ilsley Bank is the largest Wisconsin-based bank, with 193 offices throughout the state. In addition, M&I has 53 locations throughout Arizona; 32 offices in Indianapolis and nearby communities; 36 offices along Florida’s west coast and in central Florida; 16 offices in Kansas City and nearby communities; 26 offices in metropolitan Minneapolis/St. Paul, and one in Duluth, Minn.; and one office in Las Vegas, Nev. M&I’s Southwest Bank subsidiary has 17 offices in the greater St. Louis area. M&I also provides trust and investment management, equipment leasing, mortgage banking, asset-based lending, financial planning, investments, and insurance services from offices throughout the country and on the Internet (www.mibank.com or www.micorp.com). M&I’s customer-based approach, internal growth, and strategic acquisitions have made M&I a nationally recognized leader in the financial services industry.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  Such forward-looking statements include, without limitation, statements regarding expected financial and operating activities and results that are preceded by, followed by, or that include words such as “may,” “expects,” “anticipates,” “estimates” or “believes.”  Such statements are subject to important factors that could cause M&I’s actual results to differ materially from those anticipated by the forward-looking statements.  These factors include:  (i) M&I’s exposure to the deterioration in the commercial and residential real estate markets, along with the deterioration in the U.S. economy as a whole, which could result in increased charge-offs and increases in M&I’s allowance for loan and lease losses, (ii) various other factors, including changes in economic conditions affecting borrowers, new information regarding outstanding loans and identification of additional problem loans, which could require an increase in M&I’s allowance for loan and lease losses, (iii) M&I’s ability to maintain required levels of capital, (iv) the impact of recent and future legislative initiatives on the financial markets or on M&I, (v) M&I’s exposure to the actions and potential failure of other financial institutions, (vi) volatility in M&I’s stock price, and (vii) those factors referenced in Item 1A. Risk Factors in M&I’s annual report on Form 10-K for the year ended December 31, 2008, and as may be described from time to time in M&I’s subsequent SEC filings, which factors are incorporated herein by reference.  Readers are cautioned not to place undue reliance on these forward-looking statements, which reflect only M&I’s belief as of the date of this press release.  Except as required by federal securities law, M&I undertakes no obligation to update these forward-looking statements or reflect events or circumstances after the date of this press release.

Marshall & Ilsley Corporation

Financial Information

(unaudited)

	Three Months Ended March 31,		Percent
	2009	2008	Change
PER COMMON SHARE DATA

Diluted:
Net Income (Loss)	($0.44)	$0.56	n.m.

Basic:
Net Income (Loss)	(0.44)	0.56	n.m.

Dividend Declared per Common Share	0.01	0.31	-96.8
Book Value per Common Share	17.45	27.09	-35.6
Common Shares Outstanding (millions):
Average - Diluted	264.5	262.3	0.9
End of Period	265.7	259.1	2.5

INCOME STATEMENT ($millions)

Net Interest Income (FTE)	$408.8	$437.5	-6.6%
Provision for Loan and Lease Losses	477.9	146.3	226.6

Wealth Management	62.7	71.9	-12.8
Service Charges on Deposits	35.3	35.7	-1.0
Mortgage Banking	10.8	9.4	15.4
Net Investment Securities Gains	0.1	25.7	-99.7
Other	67.8	68.5	-1.1
Total Non-Interest Revenues	176.7	211.2	-16.3

Salaries and Employee Benefits	155.2	174.7	-11.2
Net Occupancy and Equipment	33.8	31.2	8.3
Intangible Amortization	5.8	5.9	-2.5
Other	150.7	104.0	44.9
Total Non-Interest Expenses	345.5	315.8	9.4

Tax Equivalent Adjustment	7.1	7.1	-0.5
Pre-Tax Income (Loss)	(245.0)	179.5	n.m.
Provision (Benefit) for Income Taxes	(153.0)	33.3	n.m.
Net Income (Loss) Attributable to M&I	($92.0)	$146.2	n.m.
Preferred Dividends	(24.9)	-
Net Income (Loss) Available to Common Shareholders	($116.9)	$146.2	n.m.	%

KEY RATIOS

Net Interest Margin (FTE) / Avg. Earning Assets	2.82%	3.09%
Interest Spread (FTE)	2.48	2.53

Efficiency Ratio	59.0%	50.6%
Return on Assets	n.m.	0.94
Return on M&I Shareholders' Equity	n.m.	8.37

Equity / Assets (End of Period)	10.12%	11.02%

Marshall & Ilsley Corporation

Financial Information

(unaudited)

	As of March 31,		Percent
	2009	2008	Change
ASSETS ($millions)
Cash & Due From Banks	$745	$1,360	-45.2%
Trading Securities	687	195	251.8
Short - Term Investments	451	307	47.2
Investment Securities	7,728	7,853	-1.6
Loans and Leases:
Commercial Loans & Leases	15,108	15,414	-2.0
Commercial Real Estate	17,642	16,957	4.0
Residential Real Estate	9,319	10,342	-9.9
Home Equity Loans & Lines	5,025	4,722	6.4
Personal Loans and Leases	2,151	1,865	15.2
Total Loans and Leases	49,245	49,300	-0.1
Reserve for Loan & Lease Losses	(1,352)	(544)	148.8
Premises and Equipment, net	570	514	11.1
Goodwill and Intangibles	758	2,246	-66.3
Other Assets	2,958	2,167	36.5
Total Assets	$61,790	$63,398	-2.5%

LIABILITIES & EQUITY ($millions)
Deposits:
Noninterest Bearing	$6,988	$6,138	13.9%
Interest Bearing:
Savings and NOW	3,628	3,187	13.9
Money Market	10,614	11,673	-9.1
Time	17,725	14,854	19.3
Foreign	609	2,875	-78.8
Total Interest Bearing	32,576	32,589	0.0

Total Deposits	39,564	38,727	2.2
Short - Term Borrowings	5,336	7,045	-24.3
Long - Term Borrowings	9,539	9,672	-1.4
Other Liabilities	1,100	970	13.4
Total Liabilities	55,539	56,414	-1.6
Equity:
Marshall & Ilsley Corporation Shareholders' Equity	6,240	6,974	-10.5
Noncontrolling Interest in Subsidiaries	11	10	5.4
Total Equity	6,251	6,984	-10.5
Total Liabilities & Equity	$61,790	$63,398	-2.5%

	Three Months Ended March 31,		Percent
	2009	2008	Change
AVERAGE ASSETS ($millions)
Cash & Due From Banks	$803	$953	-15.7%
Trading Securities	585	179	228.1
Short - Term Investments	570	332	71.7
Investment Securities	7,689	7,911	-2.8
Loans and Leases:
Commercial Loans & Leases	15,292	14,911	2.6
Commercial Real Estate	17,692	16,943	4.4
Residential Real Estate	9,619	10,298	-6.6
Home Equity Loans and Lines	5,064	4,670	8.4
Personal Loans and Leases	2,149	1,788	20.1
Total Loans and Leases	49,816	48,610	2.5
Reserve for Loan & Lease Losses	(1,245)	(557)	123.4
Premises and Equipment, net	569	509	11.8
Goodwill and Intangibles	761	2,242	-66.1
Other Assets	2,889	2,174	32.9
Total Assets	$62,437	$62,353	0.1%

Memo:
Average Earning Assets	$58,660	$57,032
Average Earning Assets Excluding Investment Securities
Unrealized Gains/Losses	$58,719	$56,998

AVG LIABILITIES & EQUITY ($millions)
Deposits:
Noninterest Bearing	$6,482	$5,629	15.2%
Interest Bearing:
Savings and NOW	3,530	3,202	10.2
Money Market	10,631	11,687	-9.0
Time	17,901	13,960	28.2
Foreign	1,123	3,250	-65.5
Total Interest Bearing	33,185	32,099	3.4

Total Deposits	39,667	37,728	5.1
Short - Term Borrowings	5,724	6,416	-10.8
Long - Term Borrowings	9,571	10,020	-4.5
Other Liabilities	1,122	1,152	-2.5
Total Liabilities	56,084	55,316	1.4
Equity:
Marshall & Ilsley Corporation Shareholders' Equity	6,343	7,027	-9.7
Noncontrolling Interest in Subsidiaries	10	10	4.8
Total Equity	6,353	7,037	-9.7
Total Liabilities & Equity	$62,437	$62,353	0.1%

Memo:
Average Interest Bearing Liabilities	$48,480	$48,535

Marshall & Ilsley Corporation

Financial Information

(unaudited)

	Three Months Ended March 31,		Percent
	2009	2008	Change
CREDIT QUALITY (a)

Net Charge-Offs ($millions)	$328.0	$131.1	150.2%
Net Charge-Offs / Average Loans & Leases	2.67%	1.08%
Loan and Lease Loss Reserve ($millions)	$1,352.1	$543.5	148.8%
Loan and Lease Loss Reserve / Period-End Loans & Leases	2.75%	1.10%
Nonaccrual Loans & Leases ($millions)	$2,074.6	$774.1	168.0%
Nonaccrual Loans & Leases / Period-End Loans & Leases	4.21%	1.57%
Loan and Lease Loss Reserve / Nonaccrual Loans & Leases	65%	70%
Non-Performing Loans & Leases (NPL's) ($millions)	$2,536.7	$787.0	222.3%
NPL's / Period-End Loans & Leases	5.15%	1.60%
Loan and Lease Loss Reserve / Non-Performing Loans & Leases	53%	69%

MARGIN ANALYSIS (b)

Loans and Leases:
Commercial Loans & Leases	3.90%	6.25%
Commercial Real Estate	4.70	6.56
Residential Real Estate	5.08	6.43
Home Equity Loans and Lines	5.19	6.89
Personal Loans and Leases	5.54	6.98
Total Loans and Leases	4.62	6.49
Investment Securities	4.26	5.03
Short - Term Investments	0.89	2.82
Interest Income (FTE) / Avg. Interest Earning Assets	4.50%	6.25%
Interest Bearing Deposits:
Savings and NOW	0.13%	0.97%
Money Market	0.62	2.96
Time	2.71	4.47
Foreign	0.33	2.96
Total Interest Bearing Deposits	1.69	3.42
Short - Term Borrowings	0.28	3.36
Long - Term Borrowings	4.24	4.91
Interest Expense / Avg. Interest Bearing Liabilities	2.02%	3.72%
Net Interest Margin(FTE) / Avg. Earning Assets	2.82%	3.09%
Interest Spread (FTE)	2.48%	2.53%

Notes:

(a)   Non-performing loans & leases includes renegotiated loans and loans past due 90 days or more.

(b)   Based on average balances excluding fair value adjustments for available for sale securities.